Exhibit 99.1

        Avatar Holdings Reports Short-Term Impact From Hurricane Charley

    CORAL GABLES, Fla., Aug. 17 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) advised today concerning a short-term impact on its business as a result of Hurricane Charley. The hurricane has resulted in minor damage to Avatar's communities and operations in Osceola and Polk counties. Most damage was landscape related. There is very little or no structural damage to Avatar owned facilities. All Avatar communities, including Bellalago and Solivita, have full power, with one exception.

    Osceola County has placed a temporary hold on issuing new home permits to enable County officials to focus on rebuilding efforts. Avatar is not aware of any such action by Polk County. Currently, approximately 75% of homebuilding profits generated by Avatar's Central Florida operations are from Osceola County. Additionally, certain of Avatar's suppliers are not yet operational or fully operational. Avatar anticipates that its schedule for construction and closing of homes in Polk and Osceola counties will be delayed by approximately three to six weeks as a consequence of the hurricane.

    Avatar has not yet reopened its sales offices in Polk and Osceola Counties, as its efforts have been directed at assisting homeowners in its communities, and in cleanup and repair operations. Avatar anticipates reopening for sales within seven to ten days.


    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR.


    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in greater detail in Avatar's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.



SOURCE  Avatar Holdings Inc.
    -0-                             08/17/2004
    /CONTACT: Juanita I. Kerrigan of Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com/
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida
IN:  CST RLT
SU: